Exhibit 4.2

Execution

CREDIT AGREEMENT

GASTAR EXPLORATION USA, INC.,

as Borrower

GASTAR EXPLORATION LTD.,

as Parent

WAYZATA INVESTMENT PARTNERS LLC,

as Administrative Agent

and CERTAIN OTHER PARTIES HERETO,

as Lenders

$25,000,000

February 16, 2009

i	CREDIT AGREEMENT

ii	CREDIT AGREEMENT

iii	CREDIT AGREEMENT

Schedules and Exhibits:
Schedule 1	-	Disclosure Schedule
Schedule 2	-	Security Schedule
Schedule 3	-	Lenders Schedule
Schedule 4	-	Use of Proceeds

Exhibit A	-	Promissory Note
Exhibit B	-	Borrowing Notice
Exhibit C	-	Compliance Certificate
Exhibit D	-	Assignment and Acceptance Agreement
Exhibit E	-	Closing Certificate

iv	CREDIT AGREEMENT

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of February 16, 2009, by and among GASTAR EXPLORATION USA, INC., a Michigan corporation (“Borrower”), GASTAR EXPLORATION LTD., an Alberta, Canada corporation (“Parent”), WAYZATA INVESTMENT PARTNERS LLC, individually and as administrative agent (“Administrative Agent”), and the Lenders referred to below.

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein in consideration of the loans which may hereafter be made by Lenders to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I - Definitions and References

Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Administrative Agent” means Wayzata Investment Partners LLC, as Administrative Agent hereunder, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power:

(a) to vote 20% or more of the securities or other equity interests (on a fully diluted basis) having ordinary voting power for the election of directors, the managing general partner or partners or the managing member or members; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Credit Agreement.

“Amegy” means Amegy Bank National Association, a national banking association, acting in its capacity as administrative agent for the lenders under the Amegy Credit Agreement, together with its successors and assigns in such capacity.

CREDIT AGREEMENT

“Amegy Bank Group Counterparty” means any Amegy Bank Group Lender or an Affiliate of any Amegy Bank Group Lender that is a party to a Commodity Hedge Agreement or an Interest Rate Hedge Agreement with any Restricted Person.

“Amegy Bank Group Lenders” means the lenders from time to time party to the Amegy Credit Agreement.

“Amegy Borrowing Base” has the meaning given to the term “Borrowing Base” in the Amegy Credit Agreement.

“Amegy Commitment Termination Date” means the Commitment Termination Date as defined in the Amegy Credit Agreement.

“Amegy Credit Agreement” means the Credit Agreement dated as of November 29, 2007, by and among Borrower, Parent, Gastar Exploration New South Wales, Inc., a Michigan corporation, Gastar Exploration Victoria, Inc., a Michigan corporation, Gastar Exploration Texas, Inc., a Michigan corporation, Gastar Exploration Texas, LP, a Delaware limited partnership, and Gastar Exploration Texas LLC, a Delaware limited liability company, each lender that is a party thereto, and Amegy, as amended through the date hereof and as further amended, restated or otherwise modified from time to time in accordance with Section 7.17 hereof.

“Amegy Indebtedness” means all Indebtedness owing by Borrower to Amegy and the Amegy Bank Group Lenders pursuant to the terms of the Amegy Credit Agreement.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance Agreement” means a document in the form of Exhibit D duly executed by a Lender.

“Blocked Person” means has the meaning given to such term in Section 5.22.

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrowing” means a borrowing of new Loans.

2	CREDIT AGREEMENT

“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.

“Business Day” means a day, other than a Saturday or Sunday, on which national banks are open for business with the public in the United States.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events: (a) any Person or two or more Persons acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934, as amended, and including holding proxies to vote for the election of directors other than proxies held by Parent’s management or their designees to be voted in favor of Persons nominated by Parent’s Board of Directors) of 50% or more of the outstanding voting securities of Parent, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of Parent); (b) the first day on which a majority of the members of the Parent’s Board of Directors are not Continuing Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements); (c) Parent shall cease to be the sole shareholder of Borrower or Borrower or one of the Subsidiary Guarantors shall cease to be the sole shareholder or member or the sole general partner of any Subsidiary Guarantor; or (d) the sale by the Restricted Persons of all or substantially all of the East Texas Properties or of any interest in Gastar Exploration Texas, LP.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 shall have been satisfied or waived.

“Collateral” means all property of any kind which is subject to a Lien in favor of Lenders (or in favor of Collateral Agent for the benefit of Lenders) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures the Obligations.

“Collateral Agency Agreement” means that certain Collateral Agency and Intercreditor Agreement dated as of the date hereof among Collateral Agent, Amegy, Administrative Agent, BP Corporation North America Inc., Borrower, Parent and the subsidiaries of Parent party thereto.

“Collateral Agent” means Amegy Bank National Association, a national banking association, acting in its capacity as collateral agent for the Secured Creditors pursuant to the Collateral Agency Agreement, together with its successors and assigns in such capacity; provided that upon the termination of the Collateral Agency Agreement, Collateral Agent shall mean Administrative Agent.

3	CREDIT AGREEMENT

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to Borrower in an aggregate amount not exceeding the amount set forth on the Lenders Schedule or as set forth in any Assignment and Acceptance relating to any assignment that has become effective pursuant to Section 10.5.

“Commodity Hedge Agreements” means crude oil, natural gas or other hydrocarbon floor, collar, cap, price protection or hedge agreements.

“Compliance Certificate” means each certificate, substantially in the form attached hereto as Exhibit C, executed by a Responsible Officer of Parent and furnished to Administrative Agent from time to time in accordance with the provisions of Section 6.3.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a “primary obligation”) in any manner, whether directly or indirectly, including any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Parent, who:

(a) was a member of such Board of Directors on the Closing Date; or

(b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Assets” means all assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of Parent and its consolidated Subsidiaries as of the date of calculation, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP, plus the then current Available Commitment and, if not already included, the amount of any cash on deposit with Amegy in accordance with the provisions of Section 7.8, but excluding non-cash derivative current assets arising from Commodity Hedge Agreements.

4	CREDIT AGREEMENT

“Current Liabilities” means all liabilities which would, in accordance with GAAP, be included as current liabilities on a consolidated balance sheet of Parent and its consolidated Subsidiaries, but excluding (a) current maturities in respect of the Obligations, both principal and interest, (b) cash and non-cash derivative current liabilities arising from Commodity Hedge Agreements, (c) current maturities of the Indebtedness of Parent listed in Section 7.1 of the Disclosure Schedule to the extent any such Indebtedness matures after October 15, 2009 and (d) current maturities in respect of the Indebtedness arising under the Amegy Credit Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally and with respect to Parent, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

“Default Rate” means, at the time in question, the rate per annum equal to two percent (2%) above the Fixed Rate, provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

“Disclosure Schedule” means Schedule 1 hereto.

“Domestic Subsidiary” means any Subsidiary of Parent that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“East Texas Properties” means all Oil and Gas Properties located in Leon or Robertson County, Texas and owned by Gastar Exploration Texas, LP.

“EBITDA” means, for any period for which the amount thereof is to be determined and on a consolidated basis for Parent and its consolidated Subsidiaries, Net Income for such period (but excluding (i) unrealized gains or losses or charges in respect of Commodity Hedge Agreements (including those under GAAP arising from the application of FAS 133), (ii) and extraordinary or non-recurring income items and, to the extent reasonably acceptable to Administrative Agent, expense items and (iii) deferred financing costs written off, including equity discounts, and premiums paid in connection with any early extinguishment of Indebtedness permitted pursuant to this Agreement), plus, in each case to the extent deducted in the determination of Net Income for such period and without duplication of any item in more than one category, each of the following for such period: (a) Interest Expense, (b) Taxes, (c)

5	CREDIT AGREEMENT

depreciation and amortization expenses and (d) other non-cash expenses, including write-downs of non-current assets and unrealized non-cash losses resulting from foreign currency balance sheet adjustments required under GAAP, and minus, to the extent credited in the determination of Net Income for such period, non-cash credits for such period.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) who is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or a Qualified Institutional Buyer (as defined in Rule 144A promulgated under the Securities Act).

“Environmental Complaint” means any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of Borrower or any of the Guarantors, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health or safety matters affecting any Property of Borrower or any of the Guarantors or the business conducted thereon.

“Environmental Laws” means (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Oil Pollution Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of Borrower or any of the Guarantors is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any Restricted Person has a fixed or contingent liability.

“Event of Default” has the meaning given to such term in Section 8.1.

6	CREDIT AGREEMENT

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.3(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.3(a).

“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“First/Second Lien Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of the date hereof among Borrower, Parent, certain Subsidiaries of Parent party thereto, Collateral Agent, Second Lien Facility Agent and, solely for purposes of Section 10.14 thereof, Amegy.

“Fixed Rate” means a per annum rate equal to twenty percent (20%), provided that the Fixed Rate charged by any Person shall never exceed the Highest Lawful Rate.

“Floor Contracts” means put option contracts that protect against falling oil and gas prices and do not require any payments in respect thereof other than an initial premium or purchase price. For the avoidance of doubt, Floor Contracts do not include swaps or collars.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Restricted Persons and their consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted

7	CREDIT AGREEMENT

accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and Lenders, Administrative Agent and Borrower agree to negotiate in good faith in respect of the modification of any covenants hereunder that are affected by such change in order to cause them to measure substantially the same financial performance as the covenants in effect immediately prior to such change.

“Gastar Power” means Gastar Power Pty Ltd., an Australian proprietary limited company.

“Governmental Authority” means the government of the United States, Canada, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranties” means, collectively, the Guaranty dated the Closing Date by the Guarantors in favor of Administrative Agent, joinder agreements related thereto entered into after the Closing Date by newly formed Domestic Subsidiaries of Parent or any of its Subsidiaries in favor of Administrative Agent for the benefit of the Lenders in substantially the form of the exhibit thereto, and any other Guaranty executed by any other Guarantor in favor of Administrative Agent for the benefit of the Lenders in such other form as shall be reasonably satisfactory to Administrative Agent.

“Guarantor” means any Person who has guaranteed some or all of the Obligations pursuant to a guaranty listed on the Security Schedule and any and all current or future Domestic Subsidiaries.

“Hazardous Substances” means flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, or any other Requirement of Law.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

8	CREDIT AGREEMENT

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“Indebtedness” means, as to any Person, without duplication,

(a) all liabilities (excluding capital, surplus, reserves for deferred income taxes, deferred compensation liabilities, other deferred liabilities and credits and asset retirement obligations) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet,

(b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness,

(c) all other indebtedness of such Person for borrowed money,

(d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien),

(e) all direct or contingent obligations of such Person under letters of credit, banker’s acceptances and similar instruments, and

(f) net obligations of such Person under any Commodity Hedge Agreements or Interest Rate Hedge Agreements.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning given to such term in Section 6.20.

“Initial Financial Statements” means (a) the audited annual consolidated financial statements of Parent dated as of December 31, 2007, and (b) the unaudited quarterly consolidated financial statements of Parent dated as of September 30, 2008.

“Interest Expense” means, for any period for which the amount thereof is to be determined, any and all expenses relating to the accrual of interest on Indebtedness of Parent on a consolidated basis with its consolidated Subsidiaries and including interest expense attributable to capitalized leases.

“Interest Payment Date” means the first Business Day of each calendar month.

“Interest Rate Hedge Agreements” means interest rate floor, collar, cap, rate protection or hedge agreements.

9	CREDIT AGREEMENT

“Investment” in any Person means any stock, bond, note, or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“Lender Parties” means Administrative Agent and all Lenders.

“Lenders” means each signatory hereto (other than Borrower and any Restricted Person that is a party hereto), including Wayzata Investment Partners LLC in its capacity as a Lender hereunder rather than as Administrative Agent, and the successors of each such party as Lender hereunder pursuant to Section 10.5.

“Lenders Schedule” means Schedule 3 hereto.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any Property, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such Property or which allows such creditor to have such Liabilities satisfied out of such Property prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan” has the meaning given to such term in Section 2.1.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Collateral Agency Agreement, the First/Second Lien Intercreditor Agreement, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Material Adverse Effect” means (a) any adverse effect on the business, operations, assets, properties, liabilities (actual or contingent) or financial condition of Parent on a

10	CREDIT AGREEMENT

consolidated basis with its consolidated Subsidiaries which increases, in any material respect, the risk that any of the Obligations will not be repaid as and when due, (b) any material and adverse effect upon the Collateral, (c) any material adverse effect on the validity or enforceability of any Loan Document or (d) any material adverse effect on the rights or remedies of Administrative Agent, Collateral Agent, or Lenders under any Loan Document.

“Maturity Date” means February 15, 2012.

“Mortgaged Properties” means all Oil and Gas Properties of Borrower and other Domestic Subsidiaries of Parent subject to a Lien in favor of Collateral Agent, as security for the Obligations.

“Note” has the meaning given to such term in Section 2.1.

“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party or Indemnitee under or pursuant to any of the Loan Documents. “Obligation” means any part of the Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor Governmental Authority.

“Oil and Gas Properties” means (i) all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including, without limitation, mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing and handling assets, (ii) all oil and gas gathering treating, storage, processing and handling assets, (iii) all pipelines, and (iv) all platforms, wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” has the meaning given to such term in the preamble hereto.

“Participant” has the meaning assigned to such term in clause (c) of Section 10.5.

“Percentage Share” means, with respect to any Lender, the percentage set forth with respect to such Lender on the Lender’s Schedule, or, if applicable, on an Assignment and Acceptance Agreement; provided that if the Commitments of each Lender to make Loans have been terminated, “Percentage Share” shall mean the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question, by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time.

11	CREDIT AGREEMENT

“Permitted Liens” means:

(a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor,

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old age pension, employee benefits, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor,

(c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, constructors, laborers, landlords or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor,

(d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of Borrower to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor,

(e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery,

(f) covenants, liens, rights, easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or materially detract from the value or use of the Property to which they apply,

(g) Liens securing the purchase price of Property, including vehicles and equipment, acquired by Borrower in the ordinary course of business (including Liens existing under conditional sale or title retention contracts), provided that such Liens cover only the acquired Property and the aggregate unpaid purchase price secured by such Liens does not exceed $500,000,

(h) Liens securing leases of equipment, provided that, as to any particular lease, the Lien covers only the relevant leased equipment and secures only amounts which are not yet due and payable under the relevant lease or are being contested in good faith by appropriate proceedings and such reserve as required by GAAP shall have been made therefor,

(i) Liens in cash not to exceed the aggregate amount of $5,000,000 in favor or for the benefit of providers of such Commodity Hedge Agreements and Interest Rate Hedge Agreements approved by the Administrative Agent securing Indebtedness of Borrower in respect of

12	CREDIT AGREEMENT

Commodity Hedge Agreements and Interest Rate Hedge Agreements (other than such as constitute a portion of the Secured Hedging Obligations) permitted pursuant to the provisions of Section 7.1,

(j) Liens securing the Second Lien Indebtedness, so long as subject to the terms of the First/Second Lien Intercreditor Agreement,

(k) Liens securing the Amegy Indebtedness and the Secured Hedging Obligations, so long as subject to the terms of the Collateral Agency Agreement, and

(l) Liens in favor of Administrative Agent and other Liens expressly permitted hereunder or in the Security Documents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prepayment Premium” has the meaning given to such term in Section 2.6.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proved Reserves” means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release of Hazardous Substances” means any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of Borrower or any of the Guarantors.

“Required Lenders” means Lenders whose aggregate Percentage Shares exceed fifty percent (50%).

13	CREDIT AGREEMENT

“Requirement of Law” means, as to any Person, the certificate or articles of incorporation and by-laws, the certificate or articles of organization and regulations, operating agreement or limited liability company agreement, the agreement of limited partnership or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means, with respect to Borrower, the Chief Executive Officer, President or Chief Financial Officer of Borrower, and with respect to any other Restricted Person, if such Restricted Person is a corporation, the President or Chief Financial Officer of such Restricted Person, if such Restricted Person is a limited liability company, a Manager or officer of such Restricted Person, as applicable, and if such Restricted Person is a limited partnership, the applicable officer of the General Partner of such limited partnership.

“Restricted Person” means any of Parent, Borrower, Gastar Power, and each Guarantor.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Credit Agreement” means the Indenture dated as of November 29, 2007 entered into by and among Borrower, Parent, certain other guarantors, and the Second Lien Facility Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time in compliance with applicable provisions of the First/Second Lien Intercreditor Agreement.

“Second Lien Facility Agent” means Wells Fargo Bank, National Association, as indenture trustee for the holders of the evidences of the Second Lien Indebtedness, and its successors in such capacity.

“Second Lien Indebtedness” means Indebtedness of Borrower under the Second Lien Credit Agreement which is subject to the provisions of the First/Second Lien Intercreditor Agreement.

“Secured Counterparties” means the Secured Third Party Hedge Counterparties and Amegy Bank Group Counterparties.

“Secured Creditors” means the Lender Parties, Amegy, the Amegy Bank Group Lenders, and the Secured Counterparties.

“Secured Hedging Contract” means Commodity Hedge Agreements, Interest Rate Hedge Agreements, and the respective confirmations from time to time executed and delivered thereunder, together with all certificates, documents, instruments or agreements executed and delivered by Borrower, Parent, or any other Restricted Person for the benefit of a Secured Counterparty in connection therewith.

14	CREDIT AGREEMENT

“Secured Hedging Obligations” means all obligations of Borrower or any Restricted Person arising from time to time under the Secured Hedging Contracts entered into with the Secured Counterparties.

“Secured Third Party Hedge Counterparty” means any of BP Corporation North America Inc. and any other Person reasonably satisfactory to Administrative Agent that is a counterparty of Parent, Borrower or any Domestic Subsidiary of Parent to a Commodity Hedge Agreement or Interest Rate Hedge Agreement, in each case only if that counterparty is party to the Collateral Agency Agreement.

“Security Documents” means (a) all documents listed on the Security Schedule and (b) all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent or Collateral Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

“Security Schedule” means Schedule 2 hereto.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person.

“Subsidiary Guarantors” means Domestic Subsidiaries of Parent that are Guarantors.

“Superfund Site” means those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) or 4043(b)(4) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041(c) of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

15	CREDIT AGREEMENT

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States of America or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

“UCC” means the Uniform Commercial Code in effect in the State of Minnesota from time to time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107 56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Section 1.2. Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Section 1.3. Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. References to a Person’s “discretion” means its sole and absolute discretion.

16	CREDIT AGREEMENT

Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

Section 1.4. Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as the case may be. Each determination by a Lender Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Lender Party shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Required Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

Section 1.5. Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II - The Loans

Section 2.1. Commitments to Lend; Notes. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a loan to Borrower in an amount equal to such Lender’s Commitment (each, a “Loan”). Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender’s “Note”) made by Borrower payable to the order of such Lender in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein. Each Note shall be due and payable as provided herein, and shall be due and payable in full on the Maturity Date.

Section 2.2. Requests for Loans. Borrower must give to Administrative Agent written notice of the requested Borrowing of Loans to be advanced by Lenders on the Closing Date. Such notice constitutes a “Borrowing Notice” hereunder and must be made on the Closing Date in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed. Upon receipt of such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent’s office in Wayzata, Minnesota the amount of such Lender’s new Loan in

17	CREDIT AGREEMENT

immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. The failure of any Lender to make any new Loan to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its new Loan, but no Lender shall be responsible for the failure of any other Lender to make any new Loan to be made by such other Lender.

Section 2.3. Use of Proceeds. Borrower shall use all Loans to (a) make the payments described in Schedule 4, (b) acquire Oil and Gas Properties in the current areas of the Restricted Persons’ operations, and (c) finance capital expenditures related to such Oil and Gas Properties and to the Oil and Gas Properties that the Restricted Persons own on the Closing Date. In no event shall the funds from any Loan be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

Section 2.4. Interest Rates and Fees; Payment Dates.

(a) Interest Rate; Default Rate. Each Loan shall bear interest on each day outstanding at the Fixed Rate, provided that if an Event of Default shall have occurred and be continuing, all outstanding Loans (and all past due interest thereon) shall bear interest at the Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date on which Required Lenders shall elect for the Loans to bear interest at the Fixed Rate.

(b) Interest Payment Dates. On each Interest Payment Date, Borrower shall pay all interest then accrued on the Loans in immediately available funds.

Section 2.5. Optional Prepayments. Borrower may prepay the Loans at any time and from time to time, in whole or in part, upon no less than five (5) days’ and no more than sixty (60) days’ prior written notice to Administrative Agent of such prepayment, which such notice shall include the amount of such prepayment and the date on which such prepayment shall be made. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the date specified therein. All prepayments hereunder shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount and shall be accompanied by the applicable Prepayment Premium (if any) described in Section 2.6. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.6. Prepayment Premium. Any principal amount of the Loans prepaid prior to the Maturity Date shall be accompanied by a prepayment premium equal to the product of the principal amount so prepaid times the percentage set forth in the following table opposite the same time period in which such prepayment occurs (the “Prepayment Premium”):

Time Period	Percentage
Closing Date through December 31, 2009	10%
January 1, 2010 through December 31, 2010	5%
January 1, 2011 and thereafter	0%

18	CREDIT AGREEMENT

Notwithstanding the foregoing, in the case of a prepayment pursuant to Section 2.11 on or prior to December 31, 2010, the Prepayment Premium will be 5%.

Section 2.7. Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 2.2 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.4(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its committed Loan, to purchase its participation or to make its payment under Section 10.4(b).

Section 2.8. Letters in Lieu of Transfer Orders or Division Orders. Administrative Agent agrees that it will not instruct Collateral Agent to send any of the letters in lieu of transfer or division orders provided pursuant to the provisions of Section 6.7 to the addressees thereof unless an Event of Default has occurred and is continuing, at which time Administrative Agent may, at its option and in addition to the exercise of any of its other rights and remedies, instruct Collateral Agent to send any or all of such letters.

Section 2.9. Power of Attorney. Borrower hereby designates Administrative Agent as its agent and attorney-in-fact, to act in its name, place, and stead solely for the purpose of completing and, upon the occurrence and the continuance of an Event of Default, delivering any and all of the letters in lieu of transfer or division orders delivered by Borrower pursuant to the provisions of Section 6.7, including completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. Borrower hereby ratifies and confirms all that Administrative Agent shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of Administrative Agent in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on Administrative Agent by this appointment are solely to protect the interests of Administrative Agent, Collateral Agent, Lenders and any other Secured Creditors under the Loan Documents with respect to the assignment of production proceeds under certain of the Security Documents and shall not impose any duty upon Administrative Agent to exercise any such powers. The power of attorney under this Section 2.9 is expressly limited to the rights and powers set forth herein and no additional rights or powers are herein created or implied. Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to Borrower or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

19	CREDIT AGREEMENT

Section 2.10. Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, Borrower hereby transfers, assigns, and pledges to Administrative Agent and each Lender (for the pro rata benefit of such Persons) and grants to Administrative Agent and each Lender (for the pro rata benefit of such Persons) a security interest in all of its funds now or hereafter or from time to time on deposit with or in the custody of Administrative Agent or such Lender, with such interest of Administrative Agent and the Lenders to be retransferred, reassigned, and/or released at the expense of Borrower upon payment in full and complete performance of all outstanding Obligations. All remedies as secured party or assignee of such funds shall be exercisable upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, Borrower hereby grants to Administrative Agent and each Lender (for the pro rata benefit of such Persons) the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker’s lien against all of its funds now or hereafter or from time to time on deposit with Administrative Agent or such Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

Section 2.11. Change of Control Prepayment. Should there occur a Change of Control, then, immediately and without notice (a) all Obligations under the Loan Documents shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, all of which are hereby expressly waived by the Restricted Persons, and (b) the Commitments, if any, shall immediately cease and terminate unless and until reinstated by Administrative Agent and Lenders in writing.

ARTICLE III - Payments to Lenders

Section 3.1. General Procedures. Borrower will make each payment which it owes under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than 1:00 p.m., Wayzata, Minnesota time, on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows (except as otherwise provided in Section 8.3):

(a) first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due to Administrative Agent under Section 6.24 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

20	CREDIT AGREEMENT

(b) then for the prepayment of amounts owing under the Loan Documents (other than principal of the Loans) if so specified by Borrower;

(c) then for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and

(d) last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest (and any related Prepayment Premium) in compliance with Sections 2.5 and 2.6. All distributions of amounts described in any of subsections (b), (c) or (d) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties which are described in such subsection; provided that if any Lender then owes payments to Administrative Agent under Section 10.4(b), any amounts otherwise distributable under this section to such Lender shall be deemed to belong to or Administrative Agent to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

Section 3.2. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; or

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.3 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level

21	CREDIT AGREEMENT

below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

22	CREDIT AGREEMENT

(d) Evidence of Payments. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

23	CREDIT AGREEMENT

(f) Treatment of Certain Refunds. If a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of such Lender agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

Section 3.4. Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Fixed Rate.

ARTICLE IV - Conditions Precedent to Lending

Section 4.1. Closing Conditions. No Lender has any obligation to make its Loan, unless all of the following conditions have been satisfied to Administrative Agent’s satisfaction:

(a) Loan Documents. Administrative Agent shall have received counterparts of each Loan Document originally executed and delivered by each applicable Restricted Person and in such numbers as Administrative Agent or its counsel may reasonably request.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each organizational document executed and delivered by each Restricted Person, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Restricted Person approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by a Responsible Officer as being in full force and effect without modification or amendment; (iv) an existence and good standing certificate from the applicable Governmental Authority of each Restricted Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property Collateral, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

24	CREDIT AGREEMENT

(c) Closing Certificate. Administrative Agent shall have received a “Closing Certificate” of a Responsible Officer of Borrower, of even date with this Agreement, in the form attached as Exhibit E.

(d) Governmental Authorizations and Consents. Each Restricted Person shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e) Environmental Reports. Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to Borrower’s material real property assets.

(f) Evidence of Insurance. Administrative Agent shall have received a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to Administrative Agent that all insurance required to be maintained pursuant to Section 6.19 is in full force and effect and that Administrative Agent and Lenders have been named as additional insured thereunder and Collateral Agent has been named loss payee thereunder as their interests may appear and to the extent required under Section 6.19.

(g) Opinions of Counsel to Restricted Persons. Administrative Agent shall have received executed copies of the favorable written opinions of (i) Burnet, Duckworth & Palmer, Alberta, Canada counsel to Parent, (ii) Vinson & Elkins LLP, U.S. counsel to each of the Guarantors organized under the laws of the State of Delaware and special Texas and New York counsel to Borrower and each of the Guarantors, (iii) Warner Norcross & Judd, LLP, U.S. counsel to each of the Guarantors organized under the laws of the State of Michigan, (iv) Leonard, Street and Deinard, special Minnesota counsel to Borrower and each of the Guarantors, (v) Watkins, Dulac and Roe P.C., special Pennsylvania counsel to Borrower and each of the Guarantors, (vi) Spilman Thomas and Battle, PLLC, special West Virginia counsel to Borrower and each of the Guarantors, and (vii) Blake Dawson, special Australia counsel to Borrower and each of the Guarantors, in each case dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(h) Fees. Administrative Agent shall have received all commitment, facility, agency, recording, filing, and other fees or reimbursements (including reimbursement of its fees and expenses of legal counsel and of due diligence) required to be paid to Administrative Agent or

25	CREDIT AGREEMENT

any Lender pursuant to any Loan Documents or any commitment agreement heretofore entered into. Administrative Agent shall have received payment from Borrower for estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with filing any recordation of any Security Documents and for which invoices have been presented as of the Closing Date.

(i) Financial Statements. Lenders shall have received the Initial Financial Statements, which shall be in form and substance reasonably satisfactory to Administrative Agent, together with a certificate by an Responsible Officer certifying the Initial Financial Statements.

(j) Title. Administrative Agent shall have received title reports and title opinions in form, substance and authorship satisfactory to Administrative Agent, with respect to Borrower’s oil and gas reserves representing a percentage determined by Administrative Agent of the present discounted value of Borrower’s proven oil and gas reserves in connection with the preclosing due diligence.

(k) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that could cause a Material Adverse Effect.

(l) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(m) Due Diligence. Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including, a review of their Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(n) Other Documentation. Administrative Agent shall have received all documents and instruments which Administrative Agent has then reasonably requested, in addition to those described in this Section 4.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

(o) Representations True. All representations and warranties made by any Restricted Person in any Loan Document shall be true and correct in all respects on and as of the date of such Loan as if such representations and warranties had been made as of the date of such Loan, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders and Administrative Agent, in which cases such representations and warranties shall have been true and correct in all respects on and of such earlier date.

26	CREDIT AGREEMENT

(p) No Default. No Default shall exist at the date of such Loan.

(q) No Material Adverse Effect. No Material Adverse Effect shall have occurred to, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Effect to, Borrower’s consolidated financial condition or businesses since the date of the Initial Financial Statements.

(r) Compliance. Each Restricted Person shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Loan.

(s) No Prohibition. The making of such Loan shall not be prohibited by any Law and shall not subject any Lender to any penalty or other onerous condition under or pursuant to any such Law.

ARTICLE V - Representations and Warranties

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce Administrative Agent and each Lender to enter into this Agreement and to extend credit hereunder, each Restricted Person represents and warrants to Administrative Agent and each Lender that:

Section 5.1. Due Authorization. The execution and delivery by it of this Agreement and the borrowings by Borrower hereunder, the execution and delivery by Borrower of the Notes, the repayment by Borrower of the Notes and interest and fees provided for in the Notes and this Agreement, the execution and delivery of the Security Documents to which it is a party and the performance by it of its obligations under the Loan Documents to which it is a party are within the power of Borrower or such Person as the case may be, have been duly authorized by all necessary action by Borrower or such Person, as the case may be, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument or other agreement to which it is a party or by which any of its Property may be presently bound or encumbered or (d) result in or require the creation or imposition of any Lien in, upon or on any of its Property under any such indenture, instrument, or other agreement, other than under any of the Loan Documents.

Section 5.2. Existence. Each Restricted Person is a corporation, a limited partnership, a limited liability company or other entity, as the case may be, duly organized, legally existing and, if applicable, in good standing under the laws of the state of its organization or formation and is duly qualified as a foreign limited partnership or limited liability company and, if applicable, in good standing in all jurisdictions wherein the ownership of its Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify would not have a Material Adverse Effect. Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting

27	CREDIT AGREEMENT

business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

Section 5.3. Valid and Binding Obligations. Each Loan Document to which it is a party, when duly executed and delivered by it, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.4. Security Documents. The provisions of each Security Document executed by it are effective to create, in favor of Collateral Agent, a legal, valid and enforceable Lien in all of its right, title and interest in the Collateral described therein, which Lien, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, constitutes a fully perfected first-priority Lien (except as to Permitted Liens) on all of its right, title and interest in the Collateral described therein.

Section 5.5. Title to Oil and Gas Properties. Except as set forth in Section 5.5 of the Disclosure Schedule, it has good and defensible title to all of the Collateral, free and clear of all Liens except Permitted Liens. Except as set forth in Section 5.5 of the Disclosure Schedule, no other Person has any ownership interest, whether legal or beneficial, in its interest in any of the Collateral which could reasonably be expected to have a Material Adverse Effect.

Section 5.6. Scope and Accuracy of Financial Statements. The Initial Financial Statements present fairly the financial position and results of operations and cash flows of Parent and its consolidated Subsidiaries in accordance with GAAP as at the relevant point in time or for the period indicated, as applicable. No event or circumstance has occurred since September 30, 2008, which could reasonably be expected to have a Material Adverse Effect.

Section 5.7. No Material Misstatements. No information, exhibit, statement or report furnished to Administrative Agent or any Lender by it or at its direction in connection with this Agreement or any other Loan Document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made; provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact known to any Restricted Person (other than (i) industry-wide risks normally associated with the types of businesses conducted by Restricted Persons or (ii) matters disclosed in the Parent’s public securities filings) that has not been disclosed to each Lender Party in writing which could cause a Material Adverse Effect.

Section 5.8. Liabilities and Litigation. Other than as reflected in the Initial Financial Statements or listed on Section 5.8 of the Disclosure Schedule under the heading “Liabilities”, neither Borrower nor any of Guarantors has any liabilities, direct or contingent, which may materially and adversely affect its business or operations or its ownership of the Collateral. Except as set forth under the heading “Litigation” on Section 5.8 of the Disclosure Schedule, no litigation or other action of any nature affecting Borrower or any of Guarantors is pending before

28	CREDIT AGREEMENT

any Governmental Authority or, to the best of its knowledge, threatened against or affecting it or any of its Subsidiaries which might reasonably be expected to result in any impairment of its ownership of any Collateral or have a Material Adverse Effect.

Section 5.9. Authorizations; Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by it of the Loan Documents to which it is a party or any instrument contemplated hereby, the repayment by Borrower of the Notes and interest and fees provided in the Notes and this Agreement, or the performance by Borrower of the Obligations.

Section 5.10. Compliance with Laws. It and its Properties, including any Mortgaged Properties and Oil and Gas Properties owned by it, are in compliance in all material respects with all applicable Requirements of Law, including Environmental Laws, except in each case as could not reasonably be expected to have a Material Adverse Effect.

Section 5.11. ERISA. It does not maintain, nor has it maintained, any ERISA Plan. It does not currently contribute to or have any obligation to contribute to or otherwise have any liability with respect to any ERISA Plan and ERISA.

Section 5.12. Environmental Laws. Except as would not have a Material Adverse Effect or as described on Section 5.12 of the Disclosure Schedule:

(a) no Property owned by it, or, to its knowledge, Property of others adjacent to Property owned by it, is currently on or has ever been on any federal or state list of Superfund Sites;

(b) no Hazardous Substances have been generated, transported, and/or disposed of by it at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

(c) except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by it or from, affecting or related to any Property owned by it has occurred; and

(d) no Environmental Complaint has been received by it.

Section 5.13. Compliance with Federal Reserve Regulations. It has not taken any action that would result in any transaction contemplated by the Loan Documents, being in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

Section 5.14. Government Regulation. It is not an “investment company” or subject to regulation as an “investment company” within the meaning of the Investment Company Act of 1940. It is not subject to regulation under the Federal Power Act, as amended, or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

29	CREDIT AGREEMENT

Section 5.15. Proper Filing of Tax Returns; Payment of Taxes Due. It has duly and properly filed its United States income tax returns and all other tax returns which are required to be filed and has paid all taxes shown as due from it thereon, except such as are being contested in good faith and as to which adequate provisions and disclosures have been made or as could not reasonably be expected to have a Material Adverse Effect. The respective charges and reserves on its books with respect to taxes and other governmental charges are adequate, except as could not reasonably be expected to have a Material Adverse Effect.

Section 5.16. Refunds. Except as described on Section 5.16 of the Disclosure Schedule, no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any other Governmental Authority exist which could result in it being required to refund any portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Mortgaged Property or other Oil and Gas Properties owned by it, except as could not reasonably be expected to have a Material Adverse Effect.

Section 5.17. Gas Contracts. Except as described on Section 5.17 of the Disclosure Schedule, (a) it is not obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Property or other Oil and Gas Properties owned by it at some future date without receiving full payment therefor within 90 days of delivery, and (b) it has not produced gas, in any material amount, subject to, and neither it nor any of the Mortgaged Properties or other Oil and Gas Properties owned by it is subject to, balancing rights of third parties or subject to balancing duties under Requirements of Law, except as to such matters for which it has established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts or as could not reasonably be expected to have a Material Adverse Effect.

Section 5.18. Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, it owns or is licensed to use all Intellectual Property necessary to conduct its business as currently conducted. Except as could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted or is pending by any Person with respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and it knows of no valid basis for any such claim. Except as could not reasonably be expected to have a Material Adverse Effect, the use of such Intellectual Property by it does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on its part.

Section 5.19. Casualties Taking of Property. Except as disclosed on Section 5.19 of the Disclosure Schedule, since the later of (a) September 30, 2008, or (b) the date of the most recent financial statements furnished to Administrative Agent pursuant to Section 6.2, neither its business nor any of its Property has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God, except as could not reasonably be expected to have a Material Adverse Effect.

30	CREDIT AGREEMENT

Section 5.20. Principal Location; Organization. Its principal place of business and chief executive office is located at its address set forth in Section 10.3 or at such other location as it may have, by proper written notice hereunder, advised Administrative Agent. Except as disclosed in Section 5.20 of the Disclosure Schedule, has not been organized in a jurisdiction other than its jurisdiction of organization as of the date hereof.

Section 5.21. Subsidiaries. Except as set forth on Section 5.21 of the Disclosure Schedule, no Restricted Person has any Subsidiaries.

Section 5.22. Compliance with Anti-Terrorism Laws. Neither any Restricted Person nor any Affiliate of any Restricted Person is in violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(a) Neither any Restricted Person nor any Affiliate of any Restricted Person is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex, to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person or entity who is affiliated with a Person or entity listed above.

(b) No Restricted Person (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(c) Neither any Restricted Person nor any Affiliate of any Restricted Person is in violation of any rules or regulations promulgated by OFAC or of any economic or trade

31	CREDIT AGREEMENT

sanctions administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

Section 5.23. Identification Numbers. The federal taxpayer identification number and the organizational number with the Secretary of State of the state of its organization or formation are as set out on Section 5.23 of the Disclosure Schedule.

Section 5.24. Solvency. Immediately after the Closing and immediately following the making of each Loan made on the Closing Date and following the making of any Loan made after the Closing Date, after giving effect to the application of the proceeds of each such Loan, (a) the fair value of the assets of each of Borrower and Guarantors, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, at a fair valuation; (b) the present fair saleable value of the property of each of Borrower and Guarantors will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of Borrower and Guarantors will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) neither Borrower nor any of Guarantors will have unreasonably small capital with which to conduct the business in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 5.25. No Default. No Restricted Person is in default in the performance of any of its covenants and agreements contained in any Loan Document. No Default has occurred and is continuing.

Section 5.26. Ad Valorem and Severance Taxes. Each Restricted Person has paid and discharged all ad valorem taxes that are payable and have been assessed against its Oil and Gas Property or any part thereof and all production, severance and other taxes that are payable and have been assessed against, or measured by, the production or the value, or proceeds, of the production therefrom, except ad valorem and severance taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP.

Section 5.27. Environmental and Other Laws. Except as disclosed in Section 5.12 of the Disclosure Schedule: (a) Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in material compliance with all licenses and permits required under any such Laws; (b) none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Substances into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substances; (c) no Restricted Person (and to the best knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Substances or that any Hazardous Substances have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person; (d) no Restricted Person has

32	CREDIT AGREEMENT

transported or arranged for the transportation of any Hazardous Substance to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Substances. Each Restricted Person undertook, at the time of its acquisition of each of its material properties, all appropriate inquiry into the previous ownership and uses of the Property and any potential environmental liabilities associated therewith.

Section 5.28. Leases and Contracts; Performance of Obligations. Except as disclosed in Section 5.28 of the Disclosure Schedule, (a) the leases, contracts, servitudes and other agreements forming a part of the Oil and Gas Properties of the Restricted Persons are in full force and effect in all material respects, (b) all material rents, royalties and other payments due and payable by any Restricted Person or, to Borrower’s knowledge, any other Person under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Oil and Gas Properties, have been properly and timely paid, and (c) no Restricted Person is in default with respect to its obligations (and no Restricted Person has knowledge of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties, where such default could adversely affect the ownership or operation of such Oil and Gas Properties. No Restricted Person is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, and no Restricted Person has any liability (or alleged liability) to account for the same on any such less favorable basis. As used in this Section, “Oil and Gas Properties” means Oil and Gas Properties to which Proved Reserves of the Restricted Persons in Texas are properly attributed.

Section 5.29. Sale of Production. Except as set forth in the Disclosure Schedule, no Oil and Gas Property is subject to any contractual or other arrangement (i) which permits payment for production to be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to a Restricted Person other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed on the Disclosure Schedule in connection with the Oil and Gas Properties to which such contract or agreement relates: (i) no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on 120 days’ (or less) notice without a customary

33	CREDIT AGREEMENT

breakage fee and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) from any Oil and Gas Property to which any Restricted Person is a party or, to Borrower’s knowledge otherwise, are bona fide arm’s length transactions made on the best terms available with third parties not affiliated with Restricted Persons. Each Restricted Person is presently receiving a price for all production from (or attributable to) each Oil and Gas Property that is subject to a production sales contract or marketing contract listed on the Disclosure Schedule that is computed in accordance with the terms of such contract, and no Restricted Person is having deliveries of production from such Oil and Gas Property curtailed substantially below such property’s delivery capacity. Except as set forth in the Disclosure Schedule, no Restricted Person, nor any Restricted Person’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from any Oil and Gas Properties after the date hereof. Except as in Section 5.29 of the Disclosure Schedule, there is no Oil and Gas Property with respect to which any Restricted Person, or any Restricted Person’s predecessors in title, has, prior to the date hereof, taken more (“overproduced”), or less (“underproduced”), gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Oil and Gas Property would entitle it to take; and Section 5.29 of the Disclosure Schedule accurately reflects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether such Restricted Person is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of such overproduction or underproduction and the effective date of such information. Except as set forth in the Disclosure Schedule, no Oil and Gas Property is subject to a gas balancing arrangement under which one or more third parties may take a portion of the production attributable to such Oil and Gas Property without payment (or without full payment) therefor as a result of production having been taken from, or as a result of other actions or inactions with respect to, other properties. No Oil and Gas Property is subject at the present time to any regulatory refund obligation and, to the best of Restricted Person’s knowledge, no facts exist which might cause the same to be imposed. As used in this Section, “Oil and Gas Properties” means Oil and Gas Properties to which Proved Reserves of the Restricted Persons in Texas are properly attributed.

Section 5.30. Operation of Oil and Gas Properties. The Oil and Gas Properties (and all Properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties after the date hereof, have in the past been) maintained, operated and developed in all material respects in a good and workmanlike manner, in accordance with prudent industry standards and in material conformity with all applicable Laws and in material conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property and in conformity with the Permitted Liens. Each Restricted Person has all governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Properties, and no Restricted Person has received notice of any violations in respect of any such licenses or permits. As used in this Section, “Oil and Gas Properties” means Oil and Gas Properties to which Proved Reserves of the Restricted Persons in Texas are properly attributed.

34	CREDIT AGREEMENT

ARTICLE VI - Affirmative Covenants

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, each of Parent and Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims) each Restricted Person shall:

Section 6.1. Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined.

Section 6.2. Public Reporting. Deliver to Administrative Agent and, upon request, any Lender, within ten (10) days after their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent by Parent to all of its equity holders, and (ii) all registration statements, periodic reports, current reports, and other statements and schedules filed by any Restricted Person with any securities exchange (including the Toronto Stock Exchange and the American Stock Exchange), the SEC or any similar Governmental Authority.

Section 6.3. Compliance Certificate. Deliver to Administrative Agent and, upon request, any Lender, contemporaneously with the delivery of the financial statements pursuant to Section 6.2 (both annual and quarterly financial statements) with the SEC or any similar Governmental Authority, a Compliance Certificate prepared, as to Section 2 thereof, as of the close of the relevant fiscal year or quarter.

Section 6.4. Notice of Event of Default. Deliver to Administrative Agent, immediately after the occurrence of any Event of Default, a written statement with respect thereto, signed by a Responsible Officer of the relevant Restricted Person or its general partner and setting forth the relevant event or circumstance and the steps being taken by the relevant Restricted Person with respect to such event or circumstance.

Section 6.5. Other Reports; Information; and Inspections.

(a) Upon the request of Administrative Agent or any Lender, promptly deliver to Administrative Agent and any such Lender, promptly after the furnishing thereof, copies of any statement, report, notice, or other information furnished to any Person pursuant to the Amegy Credit Agreement.

(b) Upon the request of Administrative Agent or any Lender, promptly deliver to Administrative Agent and any such Lender, promptly after the furnishing thereof, copies of any demands or material notices in connection with the Amegy Indebtedness either received by a Restricted Person or on its behalf.

(c) Upon the request of Administrative Agent or any Lender, promptly deliver to such Person, such additional financial or other information concerning the businesses, prospects, financial condition, assets, liabilities, operations and transactions of the Restricted Persons as such Person may from time to time reasonably request.

35	CREDIT AGREEMENT

(d) Upon the request of Administrative Agent and upon reasonable prior notice, permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives subject to the provisions of Section 10.6.

Any request for reports, notices or information made by any Lender Party pursuant to this Section 6.5 may be made either with respect to a specific instance or as a recurring request.

Section 6.6. Title Opinions; Title Defects; Mortgaged Properties. Promptly upon the request of Administrative Agent, furnish to Administrative Agent title opinions, in form and substance and by counsel reasonably satisfactory to Administrative Agent, or other confirmation of title reasonably acceptable to Administrative Agent, covering Oil and Gas Properties of Borrower and its Subsidiaries the discounted present value of the proved reserves attributable to which, in the aggregate, equals no less than eighty five percent (85%) of the aggregate discounted present value of the proved reserves attributable to the combined Oil and Gas Properties of Borrower and other Domestic Subsidiaries of Parent used in the most recent redetermination of the Amegy Borrowing Base; promptly, but in any event within 60 days after notice by Administrative Agent of any defect having a material effect on the value of any material Oil and Gas Property and resulting in Borrower or the relevant Domestic Subsidiary not having defensible title to its interest in such Oil and Gas Property, clear such title defects; and promptly upon request of Administrative Agent, execute and deliver to Collateral Agent additional Security Documents as necessary to maintain, as Mortgaged Properties subject to a perfected first priority Lien in favor of the Collateral Agent (subject only to Permitted Liens), Oil and Gas Properties of Borrower and other Domestic Subsidiaries of Parent constituting at least eighty five percent (85%) of the aggregate discounted present value of the proved reserves attributable to the combined Oil and Gas Properties of Borrower and its Subsidiaries used in the most recent redetermination of the Amegy Borrowing Base.

Section 6.7. Letters in Lieu of Transfer Orders or Division Orders. Promptly upon request by Administrative Agent at any time and from time to time, and without limitation on the rights of Administrative Agent pursuant to the provisions of Section 2.8 and Section 2.9 execute such letters in lieu of transfer or division orders as are necessary or appropriate to transfer and deliver to Collateral Agent proceeds from or attributable to any Mortgaged Property.

Section 6.8. Commodity Hedging. Except as could not reasonably be expected to have a Material Adverse Effect, comply in all material respects with any Commodity Hedge Agreements entered into by any Restricted Person.

Section 6.9. Additional Guaranties and Security Documents. Execute and deliver to Collateral Agent Security Documents covering all of its personal property, including all of its

36	CREDIT AGREEMENT

equity ownership in each Domestic Subsidiary of Parent or sixty-five percent of the equity ownership in any Subsidiary of Parent which is not a Domestic Subsidiary of Parent and take all other action requested by Administrative Agent, Collateral Agent, or any Lender to perfect the Lien of all such Security Documents and cause each Domestic Subsidiary of Parent to execute and deliver a Guaranty in favor of Administrative Agent, for the benefit of Administrative Agent and Lenders, and Security Documents, as requested by Administrative Agent, in favor or for the benefit of Collateral Agent, for the benefit of the Secured Creditors, covering assets of such Domestic Subsidiary and take all such other action requested by Administrative Agent, Collateral Agent, or any Lender to perfect the Lien of such Security Documents.

Section 6.10. Lien Perfection. Notify Administrative Agent and Collateral Agent not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including any change in its name or jurisdiction of organization; and upon the request of Administrative Agent or Collateral Agent, execute such additional Security Documents as may be necessary or appropriate in connection therewith.

Section 6.11. Compliance with Laws and Agreements. Comply with all applicable Requirements of Law, including (a) ERISA, (b) Environmental Laws and (c) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, related to or affected by any of its Property, (ii) required for the performance of its operations, or (iii) applicable to the use, generation, handling, storage, treatment, transport or disposal of any Hazardous Substances, except for any noncompliance which could not reasonably be expected to have a Material Adverse Effect; use commercially reasonable efforts to cause all of its employees, crew members, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions), while such Persons are acting within the scope of their relationship with it, to comply with all such Requirements of Law as may be necessary or appropriate to enable it to so comply; and perform all material obligations it is required to perform under the terms of each material indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound.

Section 6.12. Payment of Taxes, Assessments and Charges. (a) Timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies of $100,000 or more imposed upon it or upon its income, profits or property before the same become delinquent; and (c) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore which are required by GAAP.

Section 6.13. Maintenance of Existence or Qualification and Good Standing. Maintain its separate corporate, limited partnership or limited liability company existence and identity, as the case may be, and, if applicable, good standing in its jurisdiction of organization and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted by it necessitates same.

37	CREDIT AGREEMENT

Section 6.14. Payment of Notes; Performance of Obligations. Pay the Notes according to the reading, tenor and effect thereof, as modified hereby, do and perform every act and discharge all of the other Obligations of Borrower, and observe, perform, and comply with every covenant, term, and condition set forth in the Loan Documents to which it is a party.

Section 6.15. Further Assurances. Promptly upon written request of Administrative Agent, cure any defects in the execution and delivery of any of the Loan Documents to which it is a party and all agreements contemplated thereby, and execute, acknowledge and deliver to Administrative Agent or any Lender such other assurances and instruments as shall, in the reasonable opinion of Administrative Agent or any Lender, be necessary to fulfill the terms of the Loan Documents to which it is a party.

Section 6.16. Initial Expenses of Administrative Agent. Upon request by Administrative Agent, promptly reimburse Administrative Agent for, or pay directly to such special counsel, all reasonable fees and expenses of Thompson & Knight L.L.P., special counsel to Administrative Agent, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Documents and the consummation of the transactions contemplated in this Agreement.

Section 6.17. Operation of Oil and Gas Properties. Develop, maintain and operate or, to the extent that the right or obligation to do so rests with another Person, exercise commercially reasonable efforts to cause such other Person to develop, maintain and operate its Oil and Gas Properties in a manner reasonably determined by it to be prudent and workmanlike and in accordance with customary industry standards.

Section 6.18. Maintenance of Properties. Maintain or, to the extent that the right or obligation to do so rests with another Person, exercise commercially reasonable efforts to cause such other Person to maintain all of its material tangible Properties in good repair and condition, ordinary wear and tear excepted, in material compliance with all applicable Laws, and in material conformity with all material applicable contracts, servitudes, leases and agreements; and make or, to the extent that the right or obligation to do so rests with another Person, exercise commercially reasonable efforts to cause such other Person to make all necessary replacements thereof and operate such Properties in a manner reasonably determined by it to be good and workmanlike.

Section 6.19. Maintenance of Insurance. Maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers reasonably acceptable to Administrative Agent, name Administrative Agent and Lenders as an additional insured (in the case of liability insurance) and Collateral Agent as co-loss payee (in the case of physical damage insurance), and, upon any renewal of any such insurance and at other times upon request by Administrative Agent, furnish to Administrative Agent evidence, reasonably satisfactory to Administrative Agent, of the maintenance of such insurance. Collateral Agent shall have the right to collect, and each of Borrower and the Guarantors hereby assigns to Collateral Agent, any and all monies that may become payable under any policies of insurance relating to business interruption or by

38	CREDIT AGREEMENT

reason of damage, loss or destruction of any of the Collateral. In the event of any damage, loss or destruction for which insurance proceeds relating to business interruption or Collateral exceed $1,000,000, Administrative Agent may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to Borrower or the relevant Guarantor, as the case may be, the balance, if any, after such application has been made. In the event of any such damage, loss or destruction for which insurance proceeds are $1,000,000 or less, provided that no Default or Event of Default has occurred and is continuing, Administrative Agent shall deliver any such proceeds received by it to Borrower or the relevant Guarantor, as the case may be, for use to repair or replace the damaged, destroyed or lost property. In the event Administrative Agent receives insurance proceeds not attributable to Collateral or business interruption, Administrative Agent shall deliver any such proceeds to Borrower or the relevant Guarantor, as the case may be.

Section 6.20. ENVIRONMENTAL INDEMNIFICATION. INDEMNIFY AND HOLD ADMINISTRATIVE AGENT AND EACH OF THE LENDERS AND THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF ADMINISTRATIVE AGENT OR THE LENDERS UNDER ANY SECURITY DOCUMENT (EACH OF THE FOREGOING AN “INDEMNITEE”) HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL REASONABLE COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING ATTORNEYS’ FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY OF ITS PROPERTY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON ANY OF ITS PROPERTY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY IT OR ANY OF ITS PREDECESSORS IN TITLE, EMPLOYEES, AGENTS, CONTRACTORS OR SUBCONTRACTORS OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY OF ITS PROPERTY, (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY IT OR ANY OF ITS EMPLOYEES, AGENTS, CONTRACTORS, OR SUBCONTRACTORS WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH IT, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE

39	CREDIT AGREEMENT

TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING ANY SUCH CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, ORDER, JUDGMENT, REMEDIAL ACTION, REQUIREMENT, ENFORCEMENT ACTION, COST OR EXPENSE, ARISING FROM THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), WHETHER SOLE OR CONCURRENT, OF ANY INDEMNITEE; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT, UNLESS ALL SUCH OBLIGATIONS HAVE BEEN SATISFIED WHOLLY IN CASH AND NOT BY WAY OF REALIZATION AGAINST ANY COLLATERAL OR THE CONVEYANCE OF ANY PROPERTY IN LIEU THEREOF, PROVIDED THAT SUCH INDEMNITY SHALL NOT EXTEND TO ANY ACT OR OMISSION BY ADMINISTRATIVE AGENT OR ANY LENDER WITH RESPECT TO ANY PROPERTY SUBSEQUENT TO ADMINISTRATIVE AGENT OR ANY LENDER BECOMING THE OWNER OF SUCH PROPERTY AND WITH RESPECT TO WHICH PROPERTY SUCH CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, PROCEEDING, ORDER, JUDGMENT, ACTION OR REQUIREMENT ARISES SUBSEQUENT TO THE ACQUISITION OF TITLE THERETO BY ADMINISTRATIVE AGENT OR ANY LENDER. ALL AMOUNTS DUE UNDER THIS SECTION 6.20 SHALL BE PAYABLE ON WRITTEN DEMAND THEREFOR.

Section 6.21. GENERAL INDEMNIFICATION. INDEMNIFY AND HOLD EACH INDEMNITEE HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING REASONABLE COUNSEL FEES AND EXPENSES (INCLUDING THE ALLOCATED COST OF INTERNAL COUNSEL), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN ANY WAY CONNECTED WITH, OR AS A RESULT OF (A) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE PERFORMANCE BY THE PARTIES HERETO AND THERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER AND THEREUNDER AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, (B) THE USE OF PROCEEDS OF THE LOANS, OR (C) ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER OR NOT ANY INDEMNITEE IS A PARTY THERETO, INCLUDING ANY SUCH LOSS, CLAIM, DAMAGE, LIABILITY OR EXPENSE ARISING FROM THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), WHETHER SOLE OR CONCURRENT, OF ANY INDEMNITEE; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT. ALL AMOUNTS DUE UNDER THIS SECTION 6.21 SHALL BE PAYABLE ON WRITTEN DEMAND THEREFOR.

Section 6.22. Evidence of Compliance with Anti-Terrorism Laws. Deliver to Administrative Agent and any Lender any certification or other evidence requested from time to time by Administrative Agent or such Lender, in their reasonable discretion, confirming its compliance with the provisions of Section 7.18.

40	CREDIT AGREEMENT

Section 6.23. Payment of Trade Liabilities. Each Restricted Person will (a) within ninety (90) days past the original invoice billing date therefore, or, if earlier, when due in accordance with its terms, pay and discharge all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (b) pay and discharge before the same becomes delinquent all other Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (c) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore which are required by GAAP.

Section 6.24. Performance on Borrower’s Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Administrative Agent may pay the same. Borrower shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

Section 6.25. Interest. In addition to its obligations to pay interest on the Loans (and any past due interest thereon) at the Default Rate as and when provided in Section 2.4, Borrower hereby promises to each Lender Party to pay interest at the Default Rate on all other Obligations that Borrower has in this Agreement promised to pay to such Lender Party and that are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

Section 6.26. Environmental Matters; Environmental Reviews.

(a) Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all material environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect. No Restricted Person will do anything or permit anything to be done which will subject any of its properties to any material remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances. Upon Administrative Agent’s reasonable request and expense, at any time and from time to time, Borrower will provide a Phase I environmental assessment of any of the Restricted Persons’ material real properties from an engineering or consulting firm selected by Administrative Agent.

(b) Upon Administrative Agent’s written request, Borrower will promptly furnish to Administrative Agent copies of all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which Borrower otherwise has notice, pending or threatened against any Restricted Person by

41	CREDIT AGREEMENT

any Governmental Authority with respect to any alleged material violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business.

(c) Upon Administrative Agent’s written request, Borrower will promptly furnish to Administrative Agent all reasonable requests for information, notices of claim, demand letters, and other notifications, received by Borrower in connection with any Restricted Person’s ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Substance at any location.

Section 6.27. Evidence of Compliance. Each Restricted Person will furnish to each Lender at such Restricted Person’s or Borrower’s expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 6.28. Leases and Contracts; Performance of Obligations. Each Restricted Person will, unless it is consistent with prudent industry practices and economic considerations not to do so, maintain in full force and effect all material oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property, to the extent the same cover or otherwise relate to such Oil and Gas Property, and each Restricted Person will timely perform all of its obligations thereunder. Each Restricted Person will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property, unless it is contesting in good faith the validity thereof by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP. Upon Administrative Agent’s written request, each Restricted Person will promptly notify Administrative Agent of any claim (or any conclusion by such Restricted Person) that such Restricted Person is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by Restricted Person (calculated at the well) from sale of production.

ARTICLE VII - Negative Covenants of Borrower

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, each of Parent and Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims), unless Required Lenders have previously agreed otherwise, no Restricted Person shall:

Section 7.1. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to:

(a) the Obligations,

42	CREDIT AGREEMENT

(b) unsecured accounts payable, taxes and other assessments, in each case incurred in the ordinary course of business and which are not unpaid in excess of 90 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made,

(c) Indebtedness under Commodity Hedge Agreements, including reimbursement obligations under letters of credit securing or supporting such Indebtedness, with any Secured Counterparty or, so long as each such Person is acceptable to Administrative Agent, other counterparties, provided that (i) such agreements shall not be for a term in excess of three years and (ii) shall not be entered into with respect to more than eighty five percent (85%), of the projected production of proved developed producing volumes of each commodity category, as reflected in Borrower and Guarantors’ most recent reserve report; provided that, such agreements may cover up to one hundred percent (100%) of the projected production of proved developed producing volumes of each commodity category so long as such agreements covering in excess of eighty five percent (85%) of the projected production of proved developed producing volumes of each commodity category are Floor Contracts,

(d) Indebtedness under Interest Rate Hedge Agreements with any Secured Counterparty or, so long as each such Person is acceptable to Administrative Agent, other counterparties, provided that such agreements shall not be entered into with respect to notional principal amounts in excess of one hundred percent (100%) of the outstanding principal balance of the loans under the Amegy Credit Agreement and the Loans hereunder at such time,

(e) Indebtedness incurred with respect to all or a portion of the purchase price of Property acquired in the ordinary course of business not exceeding $500,000 in the aggregate for Parent on a consolidated basis with its Subsidiaries,

(f) the Second Lien Indebtedness,

(g) the Indebtedness listed on Section 7.1 of the Disclosure Schedule,

(h) unsecured Indebtedness from time to time owing by any Subsidiary of Parent to Parent, Borrower or any other Subsidiary Guarantor,

(i) the Amegy Indebtedness arising under the Amegy Credit Agreement and the other loan documents related thereto (as in effect on the date hereof or as amended in accordance with this Agreement), provided that the principal amount of the loans and letter of credit obligations comprising such Amegy Indebtedness shall not exceed $30,000,000 at any time outstanding or such greater amount not to exceed $60,000,000 as shall be approved by Required Lenders in their discretion, and

43	CREDIT AGREEMENT

(j) other unsecured Indebtedness or Indebtedness secured by a Permitted Lien not exceeding, in the aggregate at any time, $100,000 for Parent on a consolidated basis with its consolidated Subsidiaries.

Section 7.2. Contingent Obligations. Create, incur, assume, or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees, performance surety or other bonds or endorsements of items deposited for collection, in each case provided in the ordinary course of business, (b) trade credit incurred or operating leases entered into in the ordinary course of business, (c) the Guaranties, (d) guaranties provided pursuant to the Second Lien Credit Agreement, or (e) guaranties provided pursuant to the Amegy Credit Agreement.

Section 7.3. Liens. Create, incur, assume or suffer to exist any Lien on any of its Oil and Gas Properties or any other Property, whether now owned or hereafter acquired; provided, however, the foregoing restriction shall not apply to Permitted Liens.

Section 7.4. Sales of Assets. Sell, transfer or otherwise dispose of, in one or any series of transactions, any of its Property, whether now owned or hereafter acquired, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to:

(a) the sale of hydrocarbons or inventory in the ordinary course of business, provided that no contract for the sale of hydrocarbons shall obligate the relevant Person to deliver hydrocarbons produced from any of its Oil and Gas Properties at some future date without receiving full payment therefor within 60 days of delivery,

(b) the sale or other disposition of Property destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business in which it is used,

(c) the sale, transfer or other disposition of Property from Parent or Borrower to Borrower or the Domestic Subsidiaries of Parent or from the Subsidiaries of Parent to Borrower, or

(d) so long as no Default or Event of Default exists or would be caused thereby, and provided that the proceeds thereof are used in compliance with the Second Lien Credit Agreement, sales or other dispositions of Oil and Gas Properties or of Subsidiaries of Parent holding Oil and Gas Properties between regular semi-annual redeterminations of the Amegy Borrowing Base as provided in the Amegy Credit Agreement, the aggregate loan value of which, as assigned thereto by Amegy in the most recent setting of the Amegy Borrowing Base as part of such a semi-annual redetermination, equals ten percent (10%) or less of the amount of the then existing Amegy Borrowing Base.

Section 7.5. Leasebacks. Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

Section 7.6. Sale or Discount of Receivables. Except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

44	CREDIT AGREEMENT

Section 7.7. Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person; provided, however, the foregoing restriction shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, (b) advances to employees for the payment of expenses in the ordinary course of business not exceeding $50,000 in the aggregate for Parent on a consolidated basis with its consolidated Subsidiaries, (c) loans or advances by Parent to Borrower or by Borrower or any Domestic Subsidiary to a Subsidiary Guarantor, (d) loans or advances by Parent, Borrower or any Domestic Subsidiary to Gastar Power or Narrabri Power Pty Ltd, an Australian proprietary limited company, following the consummation of the acquisition described in Section 7.8(f), so long as the aggregate sum of the foregoing does not exceed $10,000,000 outstanding at any time, when taken with the Investments permitted by Section 7.8(f), or (e) loans or advances by Parent, Borrower or any Domestic Subsidiary that are permitted pursuant to Section 7.8(g).

Section 7.8. Investments. Make or acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to the purchase or acquisition of:

(a) Oil and Gas Properties,

(b) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, with maturities of no more than one year, or (ii) certificates of deposit, demand deposits, and bankers’ acceptances, with maturities of no more than one year from the date of acquisition, issued by or acquired from or through any Amegy Bank Group Lender or Wells Fargo Bank, National Association,

(c) Investments in money-market funds sponsored or administered by Persons acceptable to Administrative Agent and which funds invest in short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section 7.8,

(d) evidences of loans or advances not prohibited by the provisions of Section 7.7,

(e) Investments by Parent in Borrower or by Borrower or any Domestic Subsidiary of Parent in a Subsidiary Guarantor,

(f) the acquisition by Borrower or a Guarantor of up to a thirty five percent (35%) equity interest in Narrabri Power Pty Ltd, an Australian proprietary limited company, for a purchase price not to exceed the aggregate amount of $4,000,000 and, following the consummation of such acquisition, further Investments by Borrower or such Guarantor in such entity, so long as the aggregate Investments by Borrower or such Guarantor pursuant to this clause (f), including such initial purchase price, do not exceed the aggregate amount of $10,000,000, or

(g) other Investments of up to $2,000,000 in the aggregate made by Parent, Borrower or any Domestic Subsidiary in any Subsidiary of Parent which is not a Subsidiary Guarantor.

45	CREDIT AGREEMENT

Section 7.9. Certain Payments, Dividends, and Distributions. Make or agree to make any voluntary prepayment on the Second Lien Indebtedness; or declare, pay or make, whether in cash or Property, any dividend or distribution on, or purchase redeem or otherwise acquire for value, any of its equity interests; provided, however, the foregoing restriction shall not apply to:

(a) dividends paid in equity interests,

(b) dividends or distributions made to Borrower or any of its Domestic Subsidiaries by any of their respective Domestic Subsidiaries or purchases or redemptions by Borrower or any of its Domestic Subsidiaries of any equity interests of any of its Domestic Subsidiaries,

(c) so long as no Default or Event of Default exists or would result therefrom, dividends and distributions made by Borrower to Parent or purchases or redemptions by Parent of equity interests in Borrower; provided, however, that such dividends, distributions, purchases or redemptions made by Borrower to Parent shall not exceed the amount necessary for the payment by Parent of its cash operating expenses, including general and administrative expenses, Taxes and scheduled debt service on the Indebtedness of Parent listed on Section 7.1 of the Disclosure Schedule (provided that scheduled debt service shall not include payment at maturity when such maturity arises by way of acceleration following a default),

(d) the purchase, redemption or other acquisition for value of any equity interests of Parent held by any current or former director or employee of Parent pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan, provided that the aggregate price paid for all such purchased, redeemed or acquired equity interests may not exceed $500,000 in any calendar year, plus the amount of any such allowance not used in any prior calendar year, or

(e) the acquisition of equity interests in Parent by Parent in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise.

Section 7.10. Issuance of Equity; Changes in Corporate Structure. Except for issuances of common shares by Parent, issue or agree to issue any equity interests constituting Indebtedness or any additional common equity interests to Persons other than its current equity owners; enter into any transaction of consolidation, merger or amalgamation; or liquidate, wind up or dissolve (or suffer any liquidation or dissolution); provided, however, that the foregoing shall not restrict transactions of merger, consolidation or amalgamation among any of the Domestic Subsidiaries or, if Borrower is the surviving entity, between Borrower and any Domestic Subsidiary, or any liquidation, winding up or dissolution of a Domestic Subsidiary of Borrower.

Section 7.11. Transactions with Affiliates. Directly or indirectly, enter into any transaction (including the sale, lease or exchange of Property or the rendering of service) with any of its Affiliates (other than transactions entered into in the normal course of business between Parent and Borrower or between Parent, Borrower or a Domestic Subsidiary with another Domestic Subsidiary not otherwise prohibited hereunder), other than upon fair and reasonable terms no less favorable than could be obtained in an arm’s length transaction with a Person which was not an Affiliate.

46	CREDIT AGREEMENT

Section 7.12. Lines of Business. Change its principal line of business from that in which it is engaged as of the date hereof. For the avoidance of doubt, neither the acquisition of interests in power generation assets for the purpose of converting natural gas production to electricity to facilitate the sale of such natural gas nor the Investment permitted by clause (f) of the proviso in Section 7.8 shall be prohibited.

Section 7.13. Plan Obligation. Assume or otherwise become subject to an obligation to contribute to or maintain any ERISA Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any ERISA Plan.

Section 7.14. Current Ratio. Permit the ratio, determined as of the end of each quarter of each fiscal year of Parent, of Current Assets to Current Liabilities to be less than 1.00 to 1.00.

Section 7.15. Total Net Indebtedness to EBITDA Ratio. Permit the ratio, determined as of the end of each quarter of each fiscal year of Parent, commencing with that ending on December 31, 2008, of (a) Indebtedness of Parent, on a consolidated basis with its consolidated Subsidiaries, for borrowed money (exclusive, for the avoidance of doubt, of trade accounts payable and accrued liabilities, net unrealized losses or charges in respect of Commodity Hedge Agreements or Interest Rate Hedge Agreements and the undrawn, unexpired amount of all outstanding letters of credit issued pursuant to the Amegy Credit Agreement, if such would otherwise be included) in excess of the amount of unrestricted (other than pursuant to applicable provisions of this Agreement or any other Loan Document, the Amegy Credit Agreement, the Second Lien Credit Agreement or documents entered into pursuant thereto) cash or cash equivalents of Parent on a consolidated basis with its consolidated Subsidiaries to (b) EBITDA for the preceding four quarterly periods (including that ended on the date of determination) to be more than the ratio indicated below for each relevant period indicated below:

Ratio	Period
4.50:1.00	Quarter ended December 31, 2008 through December 31, 2009
4.00:1.00	Quarters ending thereafter

Section 7.16. General and Administrative Expenses. Permit, as of the close of each quarter of each fiscal year of Parent, commencing with the quarter ending after the date of the initial Loan, general and administrative expenses of Parent (determined in accordance with GAAP and on a consolidated basis for Parent and its consolidated Subsidiaries, but excluding compensation in the form of shares of common stock of Parent or rights to acquire shares of common stock of Parent) for the relevant quarter to exceed twenty five percent (25%) of revenue of Parent on a consolidated basis with its consolidated Subsidiaries from the sale of hydrocarbons, adjusted for net realized gains and losses on Commodity Hedge Agreements, for the relevant quarter less the sum of (a) lease operating expenses (other than non-recurring costs, such as workover costs otherwise constituting lease operating expenses) and (b) Taxes on hydrocarbon production for the relevant quarter; provided, however, in calculating such ratio, third party implementation and optimization costs regarding Commodity Hedge Agreements up to a maximum, as to any such quarter, of ten percent (10%) of general and administrative expenses of Parent (determined on a consolidated basis for Parent and its consolidated Subsidiaries and on a cash, rather than accrual, basis, but excluding compensation in the form of

47	CREDIT AGREEMENT

shares of common stock of Parent or rights to acquire shares of common stock of Parent) for the twelve-month period ended on the last day of the relevant quarter shall not be included in general and administrative expenses, but instead will be deducted in calculating net realized hedging gains and losses.

Section 7.17. Amendments to Amegy Indebtedness. Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of the Amegy Credit Agreement or of any Loan Document (as such term is defined in the Amegy Credit Agreement) if such amendment, modification or change would (a) shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, (b) increase the interest rate applicable to such Indebtedness, (c) increase fees payable thereunder, (d) increase the Amegy Borrowing Base above the amount of $30,000,000 or such greater amount not to exceed $60,000,000 as shall be approved by Required Lenders in their discretion, or (e) otherwise be adverse to any Lender Party in any respect.

Section 7.18. Anti-Terrorism Laws. Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224; or engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (i) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act, or (ii) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations, and international narcotics traffickers based on United States foreign policy.

Section 7.19. Non-Disclosure. DELIVER, DISCLOSE OR OTHERWISE PROVIDE TO ANY LENDER PARTY (OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS) ANY MATERIAL NON-PUBLIC INFORMATION WITH RESPECT TO PARENT, ANY OF ITS SUBSIDIARIES, OR ITS DEBT OR EQUITY SECURITIES, UNLESS SUCH LENDER PARTY MAKES A WRITTEN REQUEST THEREFOR.

ARTICLE VIII - Events of Default and Remedies

Section 8.1. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) Any Restricted Person fails to pay any principal of any Loan when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within five Business Days after the same becomes due;

48	CREDIT AGREEMENT

(c) Any “default” or “event of default” occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

(d) Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4 or Article VII;

(e) Any Restricted Person fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after the earlier of (i) notice of such failure is given by Administrative Agent to Borrower or (ii) knowledge thereof by the applicable Restricted Person;

(f) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(g) any Security Document shall for any reason not (or cease to) create valid and perfected first priority Liens (subject only to Permitted Liens) against the Collateral purportedly covered thereby, except to the extent permitted by this Agreement or cured or corrected on or before the tenth day after notice thereof to Borrower or Borrower otherwise becoming aware thereof;

(h) Borrower or any of the Guarantors contests in any manner the validity or enforceability of any provision of any Loan Document, or denies that it has any liability under any Loan Document;

(i) Any Restricted Person fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to Borrower or to Borrower and its Subsidiaries on a consolidated basis or materially significant to any Guarantor, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

(j) Any Restricted Person (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of $500,000, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

(k) Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) in excess of $500,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $100,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

49	CREDIT AGREEMENT

(l) Any Restricted Person:

(i) suffers the entry against it of a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including any Debtor Relief Law, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of sixty days; or

(ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including any Debtor Relief Law, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or

(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any material part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv) suffers the entry against it of one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of $1,000,000 (not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is discharged within sixty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v) suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof or after any stay is vacated or set aside;

(m) Any “Event of Default” occurs under the Amegy Credit Agreement;

(n) Any “Event of Default” occurs under the Second Lien Credit Agreement; or

(o) Any “Event of Default” or “Termination Event” occurs under any Secured Hedging Contract by or with respect to Borrower, Parent, or any Affiliate of Parent.

Upon the occurrence of an Event of Default described in subsection (l)(i), (l)(ii) or (l)(iii) of this section with respect to any Restricted Person, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice

50	CREDIT AGREEMENT

of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Required Lenders, Administrative Agent shall), without notice to Borrower or any other Restricted Person, do either or both of the following: (1) terminate any obligation of Lenders to make Loans hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement. Upon any acceleration of the entire unpaid balance of any Note pursuant to this Section 8.1, the applicable Lender shall be entitled to any Prepayment Premium on such Note (calculated in accordance with Section 2.6) in addition to all other amounts due and payable in respect of such Note and any other Obligations.

Section 8.2. Remedies. If any Default shall occur and be continuing, Required Lenders, or Administrative Agent at the direction of Required Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

Section 8.3. Application of Proceeds After Acceleration. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent (including fees and time charges for attorneys who may be employees of Administrative Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them and the Lender;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among Lenders, in proportion to the respective amounts described in this clause Third payable to them;

51	CREDIT AGREEMENT

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of any other Obligations; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

ARTICLE IX - Administrative Agent

Section 9.1. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wayzata Investment Partners LLC to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and the Lenders, and neither Borrower nor any other Restricted Person shall have rights as a third party beneficiary of any of such provisions. Such appointment of Wayzata Investment Partners LLC as Administrative Agent shall not, however, impair or modify any rights, obligations or duties that Wayzata Investment Partners LLC or any Affiliate of Wayzata Investment Partners LLC otherwise has with respect to any Lender.

Section 9.2. Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be

52	CREDIT AGREEMENT

necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower or a Lender.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.3. Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.4. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.5. Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

53	CREDIT AGREEMENT

Section 9.6. Sharing of Set-Offs and Other Payments. Each Lender Party agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker’s lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it, taking into account all distributions made by Administrative Agent under Section 3.1, and such payment causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share all payments of Obligations as provided in Section 3.1; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Tribunal order to be paid on account of the possession of such funds prior to such recovery.

Section 9.7. Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 9.8. Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by

54	CREDIT AGREEMENT

Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.9. Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Restricted Person, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses,

55	CREDIT AGREEMENT

disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 2.5 and 10.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.5 and 10.4. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Guaranty Matters. Each Lender hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (ii) upon termination of each Lender’s Commitment and payment in full of all Obligations (other than contingent indemnification obligations). Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.11.

Section 9.12. Collateral Matters.

(a) Each Lender hereby irrevocably authorizes and directs Administrative Agent to (i) enter into the Security Documents for the benefit of such Lender, (ii) instruct Collateral Agent to enter into such Security Documents, and (iii) provide such other instructions to Collateral Agent that are consistent with Administrative Agent’s authority under this Section 9.12. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders. Administrative Agent is hereby authorized (but not obligated) on behalf of all of Lenders, without the necessity of any notice to or further consent from any Lender from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b) Each Lender hereby irrevocably authorize Administrative Agent, at its option and in its discretion to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) upon termination of each Lender’s Commitment and payment in

56	CREDIT AGREEMENT

full of all Obligations (other than contingent indemnification obligations), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default. Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of Collateral pursuant to this Section 9.12.

(c) Subject to (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Lender, to) execute such documents as may be necessary to evidence the release of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Restricted Person in respect of) all interests retained by Borrower or any other Restricted Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by Borrower or any other Restricted Person or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders.

(e) Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

57	CREDIT AGREEMENT

ARTICLE X - Miscellaneous

Section 10.1. Waivers and Amendments; Acknowledgments.

(a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Parent, by Parent, (iii) if such party is Administrative Agent, by such party, and (iv) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Required Lenders. Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) waive any of the conditions specified in Article IV, (2) increase the maximum amount which such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Note, (4) extend the Maturity Date or postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (6) release Borrower from its obligation to pay such Lender’s Obligations or any Guarantor from its guaranty of such payment (except as provided by Section 9.11), (7) release all or substantially all of the Collateral (except for such releases relating to sales or dispositions of property permitted by the Loan Documents), or (8) amend this Section 10.1(a).

(b) Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act

58	CREDIT AGREEMENT

as agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lenders, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or Default occur or exist, each Lender Party will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c) Joint Acknowledgment. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.2. Survival of Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through Section 3.6, and any obligations which any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

59	CREDIT AGREEMENT

Section 10.3. Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document (provided that Administrative Agent may give telephonic notices to the other Lender Parties), and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile, by electronic mail or other electronic form, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Borrower, Parent and the Restricted Persons at the address of Borrower specified below, to Administrative Agent at the address of Administrative Agent specified below, and to each Lender at the address specified in the Lenders Schedule (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail; provided, however, that no Borrowing Notice shall become effective until actually received by Administrative Agent. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Sections 6.2, 6.3, and 6.4 and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

If to Parent, Borrower, or any other Restricted Person:

1331 Lamar Street, Suite 1080
Houston, Texas 77010
Facsimile:	(713) 739-0458
Attention:	Chief Executive Officer
rporter@gastar.com

Attention:	Chief Financial Officer
mgerlich@gastar.com

If to Administrative Agent:

701 East Lake Street, Suite 300
Wayzata, Minnesota 55391
Facsimile:	(612) 345-8901

Attention:	Blake Carlson
bcarlson@wayzpartners.com

Ray Wallander
rwallander@wayzpartners.com

Mike Strain
mstrain@wayzpartners.com

60	CREDIT AGREEMENT

Any party may, by proper written notice hereunder to the others, change the individuals of addresses to which such notices to it shall thereafter be sent.

Section 10.4. Expenses; Damage Waiver.

(a) Costs and Expenses. Borrower shall promptly pay (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable third party costs and expenses incurred by or on behalf of Administrative Agent and Lenders (including fees and expenses of attorneys, consultants, reserve engineers, accountants, and other advisors, travel costs and miscellaneous expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) any action reasonably required in the course of administration hereof, or (4) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions contained in this Agreement or in any Loan Document, and (iii) all reasonable costs and expenses incurred by or on behalf of any Lender Party (including fees and expenses of attorneys, consultants, reserve engineers, accountants, and other advisors, travel costs, court costs, and miscellaneous expenses) in connection with the preservation of any rights under the Loan Documents, the exercise or enforcement of any rights or remedies under the Loan Documents (including this section), or the defense of any such exercise or enforcement.

(b) Reimbursement by Lenders. To the extent that any Restricted Person for any reason fails to indefeasibly pay any amount required under Section 10.4(a), Section 6.20, or Section 6.21 to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.7.

(c) Waiver of Consequential Damages, Etc. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF. No Indemnitee referred to in paragraph (b) above shall be liable for any

61	CREDIT AGREEMENT

damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Section 10.5. Successors and Assigns; Joint and Several Liability.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Restricted Person may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. With the consent of Administrative Agent and, except when a Default or an Event of Default shall have occurred and is continuing, Borrower (which consent shall not be unreasonably withheld or delayed in either case), any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless Administrative Agent otherwise consents;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned,;

62	CREDIT AGREEMENT

(iii) any assignment of a Commitment must be approved by Administrative Agent unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in form satisfactory to Administrative Agent.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits, and subject to the requirements of, of Sections 3.2, 3.3, 3.4, and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 10.1(a) that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Sections 3.2, 3.3 and 3.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 2.10 as though it were a Lender, provided such Participant agrees to be subject to Section 9.6 as though it were a Lender.

63	CREDIT AGREEMENT

(d) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.2 and 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.3 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.3(e) as though it were a Lender.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Joint and Several Liability. All Obligations which are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities.

Section 10.6. Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, members, directors, officers, employees, agents, fund participants, rating agencies, advisors (including attorneys, accountants, consultants, and investment bankers) and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of Borrower or Parent, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than a Restricted Person.

For purposes of this Section, “Information” means all information received from Parent or any of its Subsidiaries relating to Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Lender Party on a nonconfidential basis prior to disclosure by Parent or any of its Subsidiaries, provided that, in the case of information received from Parent or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

64	CREDIT AGREEMENT

Section 10.7. Governing Law; Submission to Process.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA.

(b) SUBMISSION TO JURISDICTION. PARENT, BORROWER AND EACH OTHER RESTRICTED PERSON IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF MINNESOTA AND TO THE EXTENT THAT SUCH UNITED STATES DISTRICT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION TO THE COURTS OF THE STATE OF MINNESOTA SITTING IN HENNEPIN COUNTY AND, IN EACH CASE, ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH FEDERAL COURT (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) OR IN SUCH MINNESOTA STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST PARENT, BORROWER OR ANY OTHER RESTRICTED PERSON OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. PARENT, BORROWER AND EACH OTHER RESTRICTED PERSON IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

65	CREDIT AGREEMENT

Section 10.8. Limitation on Interest. Lender Parties, Restricted Persons and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.

Section 10.9. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

Section 10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by email transmission of a PDF copy thereof or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11. Waiver of Jury Trial, Punitive Damages, etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), AND (B) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES,” AS DEFINED BELOW. EACH PARTY HERETO (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND

66	CREDIT AGREEMENT

CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 10.12. USA PATRIOT Act Notice. Each Lender Party (for itself and not on behalf of any other Lender Party) that is subject to the USA Patriot Act hereby notifies Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each Guarantor, which information includes the name and address of Borrower and each Guarantor and other information that will allow such Lender Party, as applicable, to identify Borrower and each Guarantor in accordance with the USA Patriot Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

67	CREDIT AGREEMENT

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

GASTAR EXPLORATION USA, INC.,
Borrower

By:	/s/ Michael A. Gerlich
Michael A. Gerlich
Secretary and Treasurer

GASTAR EXPLORATION LTD.,
Parent

By:	/s/ Michael A. Gerlich
Michael A. Gerlich
Vice President and Chief Financial Officer

CREDIT AGREEMENT

WAYZATA INVESTMENT PARTNERS LLC,
Administrative Agent

By:	/s/ Blake Carlson
Blake Carlson
Authorized Signatory

WAYZATA OPPORTUNITIES FUND, LLC,
Lender

By:	Wayzata Investment Partners LLC, its Manager

By:	/s/ Blake Carlson
Blake Carlson
Authorized Signatory

CREDIT AGREEMENT

EXHIBIT A

PROMISSORY NOTE

$	Wayzata, Minnesota	February [ ], 2009

FOR VALUE RECEIVED, the undersigned, Gastar Exploration USA, Inc., a Michigan corporation (“Borrower”), hereby promises to pay to the order of                              (“Lender”), the principal sum of                          Dollars ($            ), or, if greater or less, the aggregate unpaid principal amount of the Loans made by Lender to Borrower pursuant to the terms of the Credit Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Administrative Agent under the Credit Agreement, 701 East Lake Street, Suite 300, Wayzata, Minnesota 55391, or at such other place as from time to time may be designated by the holder of this Note.

This Note (a) is issued and delivered under that certain Credit Agreement dated February 16, 2009 among Borrower, Gastar Exploration Ltd., an Alberta, Canada corporation, Wayzata Investment Partners LLC, as Administrative Agent, and the lenders (including Lender) referred to therein (as from time to time amended, supplemented, restated or otherwise modified, the “Credit Agreement”), and is a “Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement). Payments on this Note shall be made and applied as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date.

Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest which, under applicable Law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement which more fully sets out the limitations on how interest accrues hereon.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

CREDIT AGREEMENT

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of Minnesota (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

GASTAR EXPLORATION USA, INC.

By:
Name:
Title:

Exhibit A – Page 2	[CREDIT AGREEMENT]

EXHIBIT B

BORROWING NOTICE

Reference is made to that certain Credit Agreement dated as of February 16, 2009 (as amended or supplemented, the “Agreement”), by and among Gastar Exploration USA, Inc. (“Borrower”), Gastar Exploration Ltd., Wayzata Investment Partners LLC, as Administrative Agent, and certain financial institutions (“Lenders”). Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement. Borrower hereby requests a Borrowing of new Loans to be advanced pursuant to Section 2.1 of the Agreement as follows:

Aggregate amount of Borrowing:	$

Date on which Loans are to be advanced:

To induce Lenders to make such Loans, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a) The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b) There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Agreement; nor will any such Default exist upon Borrower’s receipt and application of the Loans requested hereby. Borrower will use the Loans hereby requested in compliance with Section 2.3 of the Agreement.

The officer of Borrower signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of             , 20    .

GASTAR EXPLORATION USA, INC.

By:
Name:
Title:

CREDIT AGREEMENT

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[Date]

Wayzata Investment Partners LLC

701 East Lake Street, Suite 300

Wayzata, Minnesota 55391

Re: Credit Agreement dated as of February 16, 2009 by and among Gastar Exploration USA, Inc., Gastar Exploration Ltd., Wayzata Investment Partners LLC, as Administrative Agent, and the lenders signatory thereto or bound thereby from time to time (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Pursuant to applicable requirements of the Credit Agreement, the undersigned individual, as a Responsible Officer of the Parent, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

1. [To the best of the knowledge of the undersigned, no Event of Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.]

2. [To the best of the knowledge of the undersigned, the following Events of Default exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:]

3. The compliance of the Parent, on a consolidated basis with its consolidated Subsidiaries, with the financial covenants of the Credit Agreement, as of the close of business on                     , is evidenced by the following:

(a)	Section 7.14: Current Ratio

Required	Actual
Not less than 1.00 to 1.00	to 1.00

(b)	Section 7.15: Total Net Indebtedness to EBITDA Ratio

Required	Actual
Not more than to 1.0	to 1.0

CREDIT AGREEMENT

(c)	Section 7.16: General and Administrative Expense

Required	Actual
No more than 25% of oil and gas revenues, adjusted	$

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

of

Gastar Exploration Ltd.

Exhibit C – Page 2	[CREDIT AGREEMENT]

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below (including, without limitation, any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender] ]

3.	Borrower:	GASTAR EXPLORATION USA, INC.

4.	Administrative Agent: WAYZATA INVESTMENT PARTNERS, LLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement dated as of February 16, 2009 among Gastar Exploration USA, Inc., Gastar Exploration Ltd., the Lenders from time to time party thereto, Wayzata Investment Partners, LLC, as Administrative Agent and the other agents parties thereto.

CREDIT AGREEMENT

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

7.	[Trade Date: ]

Page 2	CREDIT AGREEMENT

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] Accepted:

WAYZATA INVESTMENT PARTNERS, LLC, as Administrative Agent

By:
Name:
Title:

Page 3	CREDIT AGREEMENT

ANNEX 1 to Assignment and Assumption

GASTAR EXPLORATION USA, INC.

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any Guarantor or any of their Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any Guarantor or any of their Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement) as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

Page 4	CREDIT AGREEMENT

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

Page 5	CREDIT AGREEMENT

EXHIBIT E

CLOSING CERTIFICATE

[date]

Reference is made to that certain Credit Agreement dated as of February 16, 2009 (as amended or supplemented, the “Agreement”), by and among Gastar Exploration USA, Inc. (“Borrower”), Gastar Exploration Ltd., Wayzata Investment Partners LLC, as Administrative Agent, and certain financial institutions (“Lenders”). Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement. The undersigned,                             , does hereby certify that [he/she] has made a thorough inquiry into all matters certified herein and, based upon such inquiry, experience, and the advice of counsel, does hereby further certify that:

1. He is the duly elected, qualified, and acting sole                      of Borrower.

2. All representations and warranties made by any Restricted Person in any Loan Document delivered on or before the date hereof are true in all respects on and as of the date hereof as if such representations and warranties had been made as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

3. No Default exists on the date hereof.

4. Each Restricted Person has performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date hereof.

5. No Material Adverse Effect has occurred to, and no event or circumstance has occurred that could reasonably be expected to cause a Material Adverse Effect to, Borrower’s consolidated financial condition or businesses since the date of the Initial Financial Statements.

6. Attached as Exhibit A hereto is a true, correct and complete copy of the Initial Financial Statement.

IN WITNESS WHEREOF, this instrument is executed by the undersigned as of the date first written above.

Name:
Title:

CREDIT AGREEMENT